Exhibit 8.1

ONE BATTERY PARK PLAZA

NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

April 9, 2012

Ocean Rig UDW Inc.

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

Re:	Ocean Rig UDW Inc.

Ladies and Gentlemen:

We have acted as counsel to Ocean Rig UDW Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s registration statement on Form F-1 (File No. 333-180241) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on April 9, 2012 relating to the registration of up to 10,350,000 of our common shares, par value $0.01 per share (the “Common Shares”), including the related preferred stock purchase rights (the “Rights”), all of which are being offered by the selling shareholder set forth in the Registration Statement.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2011 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and, in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement under the section entitled “Taxation” and in the Annual Report under the caption “Risk Factors,” we hereby confirm that the opinions that are attributed to Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters in the Registration Statement under the caption “Taxation” and in the Annual Report under the caption (i) “Risk Factors—A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations” and (ii) “Risk Factors—United States tax authorities may treat us as a ‘passive foreign investment company’ for United States federal income tax purposes, which may have adverse tax consequences to U.S. shareholders” are the opinions of Seward & Kissel LLP and accurately state our opinions as to the tax matters therein.

Ocean Rig UDW Inc.

April 9, 2012

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

            Very truly yours,

            /s/    Seward & Kissel LLP